Exhibit 99.7

ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE REPAYMENT OF THE OBLIGATIONS EVIDENCED BY THIS NOTE, THE LIENS AND SECURITY INTERESTS SECURING THE OBLIGATIONS EVIDENCED BY THIS NOTE, THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, AND CERTAIN OF THE RIGHTS OF THE HOLDER HEREOF ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF MARCH 12, 2007 (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BY AND BETWEEN WELLS FARGO FOOTHILL, INC., AS SENIOR AGENT, AND NEWCASTLE PARTNERS, L.P., AS SUBORDINATED CREDITOR.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS NOTE, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.  THIS NOTE AND THE SECURITIES UNDERLYING THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT AS OTHERWISE AGREED BY MAKER, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MAKER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

SECOND AMENDED AND RESTATED
CONVERTIBLE PROMISSORY NOTE

$11,137,321	June 13, 2008

FOR VALUE RECEIVED, each of the undersigned, BELL INDUSTRIES, INC., a California corporation (the “Maker” or the “Company”) and BELL INDUSTRIES, INC., a Minnesota corporation (together with Maker, referred to herein collectively as the “Obligors”), hereby jointly and severally promise to pay to the order of Newcastle Partners, L.P. a Texas limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of $11,137,321 (Eleven Million One Hundred Thirty Seven Thousand Three Hundred Twenty One Dollars), or such other amount as shall equal the outstanding principal amount hereof, under the terms set forth herein. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement, dated as of January 31, 2007 (the “Purchase Agreement”), between the Maker and the Payee, unless the provisions of this Note indicate otherwise.  This Second Amended and Restated Convertible Promissory Note is referred to herein as the “Note”.

1.           Interest.  Except as otherwise provided herein, the unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of four percent (4%) per annum unless otherwise provided in this Note.  Interest shall accrue on the outstanding unpaid principal amount (as increased pursuant to Section 2(a) below) until such principal amount is paid (or converted as provided herein) from the date hereof.  Interest on this Note shall be computed on the basis of a 365-day year.

2.           Payment of Interest and Principal.  Except as otherwise provided herein (including, without limitation, Section 5 hereof), and subject to any default hereunder, the principal and interest hereof is payable as follows:

(a)                 Interest shall be paid in kind and shall accrete as additional principal on this Note on the applicable interest payment date; provided that, following January 31, 2009, if the Current Market Price at the date of election (which shall be on or following January 31, 2009) is at least 200% of the Conversion Price (as defined in Section 3(b)), interest on the then outstanding principal balance of this Note may be paid in cash at the election of Maker; provided further that, if such election to pay cash interest is made, the interest rate set forth in Section 1 hereof shall be increased to the lesser of (a) eight percent (8%) or (b) the highest lawful interest rate permitted by applicable law; and provided further that any accrued interest as of the date of such election shall accrete as additional principal on this Note as of such election date.  Interest shall be payable in arrears on December 31, March 31, June 30 and September 30 of each year.  All references herein to the “principal” of this Note shall include all interest accreted thereon as additional principal pursuant to the foregoing sentence.

(b)                 The entire outstanding principal amount of the Note together with all accrued but unpaid interest shall be due in cash on January 31, 2017 (the “Maturity Date”) from the Obligors.

(c)                 On and following January 31, 2010, so long as the Current Market Price (determined on the date of prepayment) is greater than 200% of the Conversion Price, the Maker will have right of early prepayment of this Note at an amount equal to 105% of the aggregate outstanding principal on this Note.  For the purposes of this Note, the “Current Market Price” on any date means the average of the daily Closing Prices per share of Common Stock for all Trading Days included in 90 consecutive calendar days preceding the date in question.  For purposes of the foregoing, (i) the “Closing Price” shall be the last reported sales price or, if no such reported sale takes place on any particular date, the average of the reported closing bid and asked prices on the principal exchange on which the Common Stock is listed (or if the Common Stock is not so listed, the average of the closing bid and asked prices furnished by any two members of the Financial Industry Regulatory Authority (FINRA) as selected by Payee for such purpose) on the date in question and (ii) “Trading Days” shall mean any day on which the market on which the Common Stock is then traded is open for trading.  Any such prepayment under this Section 2(c) shall be on 30 days advance notice to Payee.

3.           Conversion at the Option of Payee.

(a)                 At any time while any portion of the principal or interest of this Note is outstanding, the Payee may give the Maker written notice of its intention to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into such number of shares of the Maker’s common stock (the “Common Stock”), equal to the amount to be converted divided by the Conversion Price in effect at such time.  Upon receipt of the Payee’s written notice, the Maker shall cause certificates representing those shares to be delivered to Payee within three business days of Maker’s receipt of such notice.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date the applicable conversion notice is given.

(b)                 The “Conversion Price” shall be $0.20 per share of Common Stock, subject to any adjustment.  The Conversion Price shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker’s Common Stock.  In addition, the Conversion Price shall also be appropriately adjusted in the event that Maker issues shares of Common Stock (or issues securities, including warrants or similar rights, entitling holders to exercise, convert or exchange into, or otherwise subscribe for, shares of Common Stock) at a price per share less than the Current Market Price as of the date of such issuance, as follows:  the new Conversion Price shall be reduced to equal (x) the prevailing Conversion Price (i.e., prior to any adjustment hereunder) multiplied by (y) the quotient obtained by dividing (a) the Market Value Share Number by (b) the total number of shares of Common Stock that would be outstanding after giving effect to the exercise, conversion or exchange of any rights or other derivative Company securities outstanding (determined pro forma for the applicable issuance giving rise to the adjustment in the Conversion Price hereunder).  For purposes of the foregoing, the “Market Value Share Number” shall equal the sum of (i) the total number of shares of Common Stock that would be outstanding after giving effect to the exercise, conversion or exchange of any rights or other derivative Company securities outstanding (determined prior to the applicable issuance giving rise to the adjustment in the Conversion Price) plus (ii) the quotient obtained by dividing (A) the aggregate consideration received by the Company in the applicable issuance (or, in the case of the issuance of any rights or other derivative Company securities giving rise to the adjustment in the Conversion Price hereunder, such aggregate consideration to be received upon the exercise, conversion or exchange of any such rights or derivative Company securities) by (B) the Current Market Price. Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price pursuant to this Section 3(b) in connection with shares of Common Stock (or issues of securities, including warrants or similar rights, entitling holders to exercise, convert or exchange into, or otherwise subscribe for, shares of Common Stock: (i) issuable or issued to employees, consultants or directors of the Maker (or any subsidiary thereof) in an aggregate amount representing not more than 40% of the shares of Common Stock outstanding on the date hereof and pursuant to a stock option plan or other equity incentive plan approved by the Board of Directors of Maker or (ii) issuable or issued in connection with bona fide acquisitions, mergers, strategic transactions, joint ventures or similar transactions, the terms of which are approved by the Board of Directors of Maker.

(c)                 In case of a Change of Control, instead of receiving shares of Maker’s Common Stock upon conversion of this Note, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities, cash and property which the Payee would have owned or have been entitled to receive immediately after such Change of Control had the same portion of this Note been converted immediately prior to the effective date of such Change of Control and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities, cash and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive Changes of Control.

(d)                 “Change of Control” means that the Maker shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Maker is the surviving corporation) another person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Maker to another person, (iii) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination); provided, however, that a transaction in which Newcastle Partners, L.P. or any of its affiliates is the acquiring party shall not be deemed to constitute a Change of Control.

(e)                 No fractional shares of Maker’s Common Stock shall be issued upon conversion of the Note.  In lieu of any fractional shares to which Payee would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the closing prices of the Common Stock on the principal exchange on which the Common Stock is listed (or the exchange on which Maker’s Common Stock trades) for the five consecutive trading days immediately preceding the date of the conversion.

(f)                 In the event of an adjustment to the Conversion Price, the Maker shall promptly deliver to the Payee a certificate, signed by its Chief Financial Officer, setting forth the new Conversion Price and a calculation in reasonable detail of the adjustment to the Conversion Price.

(g)                 The Maker shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of this Note; provided that the Maker shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any person other than the Payee or with respect to any income tax due by the Payee with respect to such Common Stock.

(h)                 Notwithstanding anything to the contrary contained in this Note, in no event shall this Note be converted by Payee into a number of shares of Common Stock which, when added  together with any other outstanding shares of Common Stock and any shares of Common Stock into which derivative securities of Maker are then convertible or exercisable, exceed the maximum number of authorized shares of Common Stock of Maker under its existing Certificate of Incorporation; provided that, following Maker’s 2008 Annual Meeting of Stockholders, if the convertibility of this Note would be limited in any respect by the foregoing restriction (assuming for this purpose that Payee then elected to convert the entire principal balance of the Note but without any obligation of Payee to actually convert all or any portion of the Note), the interest rate on the Excess Outstanding Principal Balance for purposes of Section 1 shall be increased to the lesser of (i) 14% per annum or (ii) the highest lawful interest rate permitted by applicable law.  For purposes the foregoing, the “Excess Outstanding Principal Balance” shall mean the principal balance of the Note, determined as of the first day of every calendar quarter, in excess of the Convertible Principal Balance, and “Convertible Principal Balance” means the principal balance of the Note, determined as of the first day of every calendar quarter, that converts into a number of shares of Common Stock which, when added together with any other then outstanding shares of Common Stock and any shares of Common Stock into which any then outstanding derivative securities of Maker (including but not limited to all options, warrants, convertible securities and other securities) are convertible or exercisable, results in the precise number of authorized shares of Common Stock of Maker. Maker agrees to seek an amendment to its Certificate of Incorporation at the 2008 Annual Meeting of Stockholders (and any subsequent meeting if necessary) to increase its authorized shares of Common Stock to permit the full convertibility of this Note such that the foregoing restriction would not apply.

4.           Redemption Upon Change of Control.  No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, the Maker shall deliver written notice of such Change of Control to the Payee (a “Change of Control Notice”).  At any time during the period beginning after the Payee’s receipt of a Change of Control Notice and ending on the day immediately preceding the consummation of such Change of Control, the Payee may require the Maker to redeem all or any portion of this Note by delivering written notice thereof (a “Change of Control Redemption Notice”) to the Maker, which Change of Control Redemption Notice shall indicate the portion of the outstanding principal amount of this Note that the Payee is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 4 shall be redeemed by the Maker at a price equal to 110% of the principal amount being redeemed, plus accrued but unpaid interest on such principal amount (the “Change of Control Redemption Price”).  Redemptions required by this Section 4 shall be made on the date of the consummation of the Change of Control and shall have priority to payments to shareholders of the Maker in connection with such Change of Control.  Notwithstanding anything to the contrary in this Section 4, until the Change of Control Redemption Price is paid in full, the principal amount submitted for redemption under this Section 4 (together with any accrued but unpaid interest thereon) may be converted, in whole or in part, by the Payee into Common Stock pursuant to Section 3. If the cash funds of Maker then legally available for payment of the Change of Control Redemption Price are insufficient to pay in full the Change of Control Redemption Price, those funds which are legally available will be used to redeem the maximum portion of this Note subject to redemption, with the remaining portion of the Note remaining outstanding and entitled to the rights and benefits provided for herein.

5.           Conversion On Maturity Date.  On the Maturity Date, in lieu of receiving the payment required by Section 2(b), the Payee may elect to have Maker issue to the Payee a certificate representing such number of shares of Common Stock as is equal to the quotient obtained by dividing the entire principal amount of this Note then outstanding, plus all accrued but unpaid interest thereon, by the Conversion Price in effect at such time, in full satisfaction of this Note (the “Maturity Date Conversion”).  The applicable provisions of Section 3 shall apply with equal force to the Maturity Date Conversion.  In the event that the Shareholder Approval has not then been obtained, Payee may elect to receive both (1) such number of shares as the Maker shall be permitted to issue under exchange rules in the absence of a shareholder vote and (2) cash in lieu of any remaining principal balance.

6.           Representations of the Obligors.  In order to induce the Payee to enter into this  Note, each Obligor makes the following representations and warranties to the Payee which shall be true, correct, and complete, in all material respects, as of the date hereof and such representations and warranties shall survive the execution and delivery of this Note:

(a)                 Each Obligor is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.  Each Obligor and its subsidiaries have all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Change.

(b)                 The execution, delivery, and performance by such of this Note and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of each Obligor.

(c)                 The execution, delivery, and performance by each Obligor of this Note and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Obligor, the bylaws or articles of incorporation of any Obligor, or any order, judgment, or decree of any court or other governmental authority binding on any Obligor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contract of any Obligor or any subsidiary thereof, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Obligor or any subsidiary thereof, other than Permitted Liens, or (iv) require any approval of any Obligor’s interestholders or any approval or consent of any person under any material contract of any Obligor or any subsidiary thereof, other than consents or approvals that have been obtained and that are still in force and effect, or as contemplated by Section 3(h) of this Note.

(d)                 This Note and the other Loan Documents to which each Obligor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Obligor will be the legally valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms.

(e)                 No Material Adverse Change.  All financial statements relating to Obligors and their subsidiaries that have been delivered by Obligors to the Payee have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Obligors’ and their subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended.  Except for information otherwise known to Payee, there has not been a Material Adverse Change with respect to Obligors and their subsidiaries since March 31, 2008.

(f)                 SkyTel Sale.  The SkyTel Sale Agreements comply with, and the transactions thereunder have been consummated in accordance with, all applicable laws.  Except for the consent of the Federal Communications Communication to transfer the wireless spectrum licenses that are subject to the SkyTel Sale Agreements, the execution, delivery, and performance by the Company of the SkyTel Sale Agreements do not and will not require any material registration with, consent, or approval of, or notice to, or other action with or by any governmental authority, other than consents or approvals that have been obtained and that are still in full force and effect.

7.           Dividends.  If, at any time while any portion of the principal or interest on the Note is outstanding, Maker declares a distribution in cash, property (including securities) or a combination thereof, whether by way of dividend or otherwise, with respect to its Common Stock, the Payee shall participate pro rata in such distribution on an as-converted basis with holders of Maker’s Common Stock.

8.           Security; Subordination.  THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT EXECUTED BY THE OBLIGORS IN FAVOR OF PAYEE.  ADDITIONAL RIGHTS OF THE PAYEE ARE SET FORTH IN THE SECURITY AGREEMENT.  This Note will rank senior to all existing and future secured or unsecured indebtedness of Maker; provided that, notwithstanding anything to the contrary, the Indebtedness evidenced by this Note is hereby expressly subordinated in the manner set forth in the Intercreditor Agreement.

9.           Certain Defined Terms.  The following terms in this Note shall have the meanings specified below.  Any terms in this Section 9 that are not specified below or otherwise defined in this Note or in Purchase Agreement shall have the meaning ascribed thereto in the California Uniform Commercial Code, as in effect from time to time (the “Code”).

“Adjusted EBITDA” means, with respect to any fiscal period, the Company’s and its’ subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, depreciation and amortization, and all non-cash charges for such period, and excluding (x) any SkyTel EBITDA included in the calculation thereof and (y) any gain or loss resulting from the consummation of the SkyTel Disposition in the calculation thereof, in each case, determined on a consolidated basis in accordance with GAAP.

“Agent” means Wells Fargo Foothill, Inc., in its capacity as the arranger and administrative agent for the Lenders, together with its successors and assigns, if any, in such capacity.

“Borrowers” means, individually and collectively, jointly and severally, Bell Industries, Inc., a California corporation, and Bell Industries, Inc., a Minnesota corporation, and any subsidiaries thereof.

“Capital Expenditures” means, with respect to any entity for any period, the aggregate of all expenditures by such entity and its subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Closing Date” The date that this Second Amended and Restated Promissory Note is executed.

“IBM Debt” means Indebtedness owed by Maker to International Business Machines Corporation (“IBM”) in connection with those certain Agreements for Wholesale Financing entered into prior to the Closing Date by and between Maker, on the one hand, and IBM, on the other hand.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under hedge agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of title 11 of the United States Code (as in effect from time to time) or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, capital stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“GE Debt” means the Indebtedness owed by Maker to GE Commercial Distribution Finance Corporation or Deutsche Financial Services Corporation in connection with those certain Agreements for Wholesale Financing entered into prior to the Closing Date by and between Parent, on the one hand, and GE Commercial Distribution Finance Corporation or Deutsch Financial Services Corporation, on the other hand.

“Lenders” means, individually and collectively, the lenders from time to time party to the Senior Credit Agreement.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the Lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Loan Documents” means this Note, the Waiver and Amendment Agreement, and any other agreement previously or in the future entered into by the Company or any of its subsidiaries and the Payee in connection with this Note or in connection with the amended and restated convertible promissory note dated March 12, 2007 in the original principal amount of $10,000,000.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, (b) a material impairment of the Company and its subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Payee’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Payee’s Liens with respect to the Collateral as a result of an action or failure to act on the part of the Company or any of its subsidiaries.

“Net Debt” means, as of the date of determination, the total Indebtedness of the Borrowers minus the total cash and cash equivalents of the Borrowers, each determined on a consolidated basis in accordance with GAAP.

“Obligations” means (a) all loans, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) owing by Borrowers to the Payee pursuant to the Loan Documents, and (b) all liabilities, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Payee pursuant to the Loan Documents.

“Paid in Full” means the payment in full in cash of all Senior Debt and the termination of all commitments of the holders of the Senior Debt to extend further credit to Borrowers, or, in the case of Senior Debt consisting of contingent obligations in respect of letters of credit, hedging obligations, bank product obligations, or other reimbursement obligations, the setting apart of cash sufficient to discharge such portion of the Senior Debt in an account for the exclusive benefit of the holders thereof, in which account such holders shall be granted a first priority perfected security interest in a manner reasonably acceptable to such holders.

“Permitted Dispositions” means (a) sales or other dispositions of equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of inventory to buyers in the ordinary course of business, (c) the use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Note or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and (e) transfers or dispositions not in excess of $500,000 for fair value and other than to any affiliate of the Company.

“Permitted Investments” means (a) Investments in cash and cash equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower effected in the ordinary course of business or owing to a Borrower as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower, and (e) loans or advances or the repayment of loans or advances from one Borrower to another Borrower.

“Permitted Liens” means (a) Liens held by Payee, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Payees’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not otherwise constitute an Event of Default under this Note, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness, so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (i) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof; (k) Liens held by the holders of the Senior Debt; and (l) Liens in respect of GE Debt and the IBM Debt.

“Permitted Protest” means the right of a Borrower to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Company’s or its subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by a Borrower, as applicable, in good faith, and (c) Payee is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Payee’s Liens.

“Permitted Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including obligations under Capital Leases), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, renewals, or extensions do not, in Payee’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (b) such refinancings, renewals, or extensions do not result in a material increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in a material increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in a material shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrowers, (e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Payee and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (f) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Security Agreement” means that certain Security Agreement, dated as of March 12, 2007 and certain related agreements made by the Borrowers to grant Payee a security interest in the assets of Borrowers.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2007, by and among Borrowers, the lenders party thereto from time to time, and Agent, as amended, restated, supplemented, or otherwise modified from time to time.

“Senior Debt” means all obligations (whether now outstanding or hereafter incurred, contingent or non-contingent, liquidated or unliquidated, or primary or secondary) of Borrowers in respect of (a) principal under the Senior Credit Agreement or any other Senior Loan Document (or any refinancing agreement entered into with respect thereto), (b) all interest and premium, if any, in respect of the Indebtedness referred to in clause (a) above, (c) all fees (including attorneys fees) and expenses payable pursuant to any Senior Loan Document (or a refinancing agreement entered into with respect thereto), (d) all other Obligations (as defined in the Senior Credit Agreement) or other payment obligations (including costs, expenses, letter of credit reimbursement obligations, hedging obligations, bank product obligations, or otherwise) of Borrowers to Agent or Lenders under or arising pursuant to any Senior Loan Document (or to third persons under provisions of a refinancing agreement entered into with respect thereto), including contingent reimbursement obligations with respect to outstanding letters of credit, all costs and expenses incurred by Agent or any Lender in connection with its or their enforcement of any rights or remedies under the Senior Loan Documents, including, by way of example, attorneys fees, court costs, appraisal and consulting fees, auctioneer fees, rent, storage, insurance premiums, and like items, and irrespective of whether allowable as a claim against Borrowers in any Insolvency Proceeding, (e) post-petition interest on the Indebtedness referred to in clauses (a) through (d) above, at the rate provided for in the instrument or agreements evidencing such Indebtedness, accruing subsequent to the commencement of an Insolvency Proceeding (whether or not such interest is allowed as a claim in such Insolvency Proceeding), and (f) any refinancings, renewals, or extensions of the Indebtedness referred to in clauses (a) through (e) above.

“Senior Loan Documents” means the Senior Credit Agreement and the other Loan Documents (as defined in the Senior Credit Agreement), each as amended, restated supplemented, or otherwise modified from time to time, including any agreement extending the maturity of, consolidating, or otherwise restructuring (including adding subsidiaries of Borrowers thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“SkyTel Disposition” means the sale transaction contemplated by the Skytel Sale Agreements.

“SkyTel EBITDA” means, with respect to any fiscal period, Company’s consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, depreciation and amortization, and all non-cash charges for such period, in each case, to the extent attributable to the results of operations of the SkyTel business which is being sold pursuant to the Skytel Sale Agreements and determined on a consolidated basis in accordance with GAAP.

“SkyTel Sale Agreements” means the Asset Purchase Agreement, dated as of March 30, 2008 and as amended by Amendment No. 1 to the Asset Purchase Agreement dated as of June 13, 2008, by and between Maker and Velocita Wireless LLC, and any and all other documents entered into to give effect thereto.

“Waiver and Amendment Agreement” means that certain Waiver and Amendment Agreement entered into as of June 13, 2008 by and between the Obligors and Newcastle Partners, L.P.

10.           Affirmative Covenants.  Each Obligor covenants and agrees that, until termination of all of the Obligations, the Obligors will and will cause their respective subsidiaries to:

(a)                 Compliance with Applicable Laws.  Comply in all respects with the requirements of all applicable statutes, laws, rules, regulations and orders of any governmental authority, except where contested in good faith and by proper proceedings, other than statutes, laws, rules, regulations and orders the noncompliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(b)                 Licenses.  Obtain and maintain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to maintain such license, permits, franchises or other governmental authorizations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(c)                 Financial Reporting.  Deliver to Payee each of the financial statements, reports, or other items set forth on Schedule 10(c) hereto at the times specified therein.  In addition, the Company agrees that no subsidiary of the Company will have a fiscal year different from that of the Company.

(d)                 Inspection.  Permit Payee and its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Payee or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to such Obligor.

(e)                 Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrowers will and will cause their subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of  them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Payee with proof satisfactory to Payee indicating that the applicable Borrower or subsidiary of a Borrower has made such payments or deposits.

(f)                 Insurance.

(i)                 At Borrowers’ expense, maintain insurance respecting their and their subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Payee.  Borrowers shall deliver copies of all such policies to Payee with an endorsement naming Payee as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Payee in the event of cancellation of the policy for any reason whatsoever.

(ii)                 The Company shall give Payee prompt notice of any loss exceeding $250,000 covered by such insurance.  So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $250,000.  Following the occurrence and during the continuation of an Event of Default, Payee shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments.  In the case of any losses payable under such insurance exceeding $250,000, Payee shall have the exclusive right to adjust any losses payable under any such insurance policies after consulting with the Company regarding such adjustment, without any liability to a Borrower whatsoever in respect of such adjustments; provided, however, that the failure of Payee to so consult with the Company shall not result in a breach by Payee of this Note

(iii)                 For so long as the Obligations (as defined in the Senior Credit Agreement) remain outstanding, the Obligors shall not be required to take any action under this Section 10(f) which conflicts with the Senior Credit Agreement.

(g)                 Accounting System.  Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Payee.  Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their subsidiaries’ sales.

(h)                 Maintenance of Existence.  Do all things necessary to preserve and keep in full force and effect its existence as a corporation in the jurisdiction of its incorporation and in each jurisdiction in which the nature of their respective activities and of their respective properties (both owned and lease) makes such qualification necessary, except for those jurisdictions in which failure to be qualified and in good standing would not have a Material Adverse Change.

(i)                 Environmental.

(i)                 Use its commercially reasonable efforts to keep any property either owned or operated by any Borrower or any subsidiary of a Borrower free of any liens in favor of a governmental authority for environmental liabilities or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such environmental liens, and

(ii)                 Use its commercially reasonable efforts to comply, in all material respects, with environmental laws and provide to Payee documentation of such compliance which Payee reasonably requests.

(j)                 Formation of Subsidiaries.  At the time that any Borrower forms any direct or indirect subsidiary or acquires any direct or indirect subsidiary after the Closing Date, such Borrower shall (a) cause such new subsidiary to provide to Payee a guaranty in a form reasonably satisfactory to Payee (or, if such guaranty has already been provided, then provide to Payee a joinder to the guaranty) and a joinder to the Loan Documents, together with such other security documents (including mortgages with respect to any real property of such new subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance satisfactory to Payee (including being sufficient to grant Payee a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired subsidiary), provided that for so long as Senior Debt remains outstanding, upon the granting of any guaranty pursuant to the terms hereof, Obligors shall also cause a guaranty to be provided in favor of the Agent with respect of the holders of the Senior Debt, (b) provide to Payee a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new subsidiary, in form and substance satisfactory to Payee, and (c) provide to Payee all other documentation, including one or more opinions of counsel satisfactory to Payee, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this paragraph shall be a Loan Document.

(k)                 Further Assurances.  Except to the extent prohibited by the Senior Loan Documents, Borrowers shall execute or deliver to Payee, and shall cause their subsidiaries to execute or deliver to Payee, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Payee may request in form and substance reasonably satisfactory to Payee, to create, perfect, and continue perfected or to better perfect the Payee’s Liens in all of the properties and assets of Borrowers and their subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Payee in any real property acquired by Borrowers or their subsidiaries after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, Borrowers authorize Payee to execute any such Additional Documents in Borrowers’ or their subsidiaries’ names, as applicable, and authorizes Payee to file such executed Additional Documents in any appropriate filing office.

(l)                 Copyrights.  Maintain the registration of each of its copyrights with the United States Copyright Office.

(m)                 In the case of the Maker, solicit the requisite approval of its shareholders at the 2008 Annual Meeting of Shareholders (and any subsequent meeting if necessary) to the amendment to the Maker’s Articles of Incorporation in order to effect the increase to its authorized shares of Common Stock to permit the full convertibility of this Note.

11.           Negative Covenants.  Each Obligor covenants and agrees that, until termination of all of the Obligations, the Obligors will not and will not permit any of their respective subsidiaries to do any of the following:

(a)                 Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness except the following:

(i)                 Senior Debt under Senior Credit Agreement in an aggregate principal amount not to exceed $10.5 million;

(ii)                Indebtedness for borrowed money that is not secured by a Lien on any assets, property or capital stock owned by the Company or any of its subsidiaries in an aggregate amount not to exceed $500,000;

(iii)               Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(iv)              endorsement of instruments or other payment items for deposit;

(v)                Indebtedness composing Permitted Investments;

(vi)               Indebtedness that is subject to a subordination agreement that has been approved in writing by Payee or otherwise subordinate to the Obligations as a matter of law;

(vii)              Accounts payable and related accrued liabilities incurred in the ordinary course of business consistent with past practice; and

(viii)             GE Debt and IBM Debt in an aggregate amount not to exceed $5,000,000 at any one time.

(b)                 Liens.  Create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

(c)                 Material Asset Sales.  Sell, lease, transfer, license or otherwise dispose of any of its assets or property including securities (collectively, a “Transfer”), whether now owned or hereafter acquired, except Permitted Dispositions.

(d)                 Mergers, Etc.  (i) enter into any merger, consolidation, reorganization, or recapitalization, other than any transaction constituting a Change of Control; provided that the foregoing carveout shall not apply if Payee elects to require a redemption of the Note under Section 4 but the cash funds then legally available to Maker are insufficient to pay in full the Change of Control Redemption Price, (ii) reclassify its capital stock, (iii) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), (iv) suspend or go out of a substantial portion of its or their business, or (v) change any Borrower’s name, organizational identification number, state of organization or organizational identity; provided, however, that a Borrower may change its name upon at least 15 days prior written notice to Payee of such change and so long as such Borrower provides any financing statements necessary to perfect and continue perfected the Payee’s Liens.

(e)                 Prepayments and Amendments.  Except in connection with Refinancing Indebtedness permitted by this Note or as otherwise set forth in the Waiver and Amendment Agreement, make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions.

(f)                 Distributions.  Make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of any Borrower’s stock, of any class, whether now or hereafter outstanding.

(g)                 Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that a Borrower shall not have Permitted Investments in deposit accounts or securities accounts in an aggregate amount in excess of $100,000 at any one time unless such Borrower and the applicable securities intermediary or bank have entered into a control agreement with Payee governing such Permitted Investments in order to perfect (and further establish) the Payee’s Liens in such Permitted Investments.

(h)                 Inactive Subsidiaries.  Permit any of the inactive subsidiaries to own any assets, incur any liabilities, or engage in any business activity.

12.           Financial Covenants.  Bell California, on a consolidated basis, covenants and agrees that, until termination of all of the Obligations, the Obligors will not and will not permit any of their respective subsidiaries to do any of the following:

(a)                 Minimum Adjusted EBITDA.  As of any date of determination from and after April 1, 2008, if Borrowers do not have Net Debt in an amount less than $4,000,000 at all times during the most recently completed fiscal quarter, then Borrowers shall not fail to achieve Adjusted EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto (and the failure to do so shall be deemed an Event of Default):

Applicable Amount	Applicable Period
$(1,234,000)	For the 3 month period ending March 31, 2008
$(1,246,000)	For the 6 month period ending June 30, 2008
$(200,000)	For the 9 month period ending September 30, 2008
$(839,000)	For the 12 month period ending December 31, 2008
$(750,000)	For the 12 month period ending March 31, 2009
$(500,000)	For the 12 month period ending June 30, 2009
$(150,000)	For the 12 month period ending September 30, 2009
$150,000	For the 12 month period ending December 31, 2009
$350,000	For the 12 month period ending March 31, 2010
$550,000	For the 12 month period ending June 30, 2010
$750,000	For the 12 month period ending September 30, 2010
$950,000	For the 12 month period ending December 31, 2010 and for each 12 month period ending as of the last day of each fiscal quarter thereafter

(b)                 Capital Expenditures.  Make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period without the prior written consent of Payee:

Fiscal Year 2008	Fiscal Year 2009	Fiscal Year 2010 and thereafter
$2,400,000	$1,500,000	$1,500,000

13.           Default.  The occurrence of any one or more of the following events shall constitute an event of default (each, an “Event of Default”), upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable in cash:

(a)                 The Obligors shall fail to make any payment of principal (including, but not limited to, upon any conversion pursuant to Section 5 hereof or the maturity of the Note) and/or accrued but unpaid interest (at the applicable rate) on the Note when due and payable, and such failure, in the case of any interest payment, shall continue for a period of at least five business days.

(b)                 The Obligors shall fail to perform or observe any covenant or other agreement contained in any of Sections 11 and 12 of this Note or Section 6 of the Security Agreement;

(c)                 The Obligors shall be in material default of any term or provision of this Note (other than any such term that is the subject of another provision of this Section 13, in which event such other provision of this Section 13 shall govern), the Purchase Agreement, the Registration Rights Agreement (as that term is defined in the Purchase Agreement), the Security Agreement, the Senior Loan Agreement and the Waiver and Amendment Agreement, and such failure shall continue through 15 days after Payee gives written notice of such material default to Maker.

(d)                 Any representation or warranty of the Maker contained in this Note shall have been false in any material respect on the Closing Date.

(e)                 Maker or any of its subsidiaries shall (i)(A) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness, including the Senior Debt, to be paid by such Person (excluding this Note but including any other evidence of indebtedness of Maker or any of its subsidiaries to the Payee) and such failure shall continue beyond any period of grace provided with respect thereto, or (B) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and (ii) in each case, the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness in an aggregate amount of one million dollars ($1,000,000) or more to become due prior to its stated date of maturity, unless such acceleration shall have been rescinded and such failure to pay cured within thirty (30) days from the date of such acceleration.

(f)                 A final judgment or order for the payment of money in excess of one million dollars ($1,000,000) (exclusive of amounts covered by insurance issued by an insurer not an affiliate of Maker) shall be rendered against the Maker or any of its subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Maker or any of its subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

(g)                 If any Obligor or any subsidiary of an Obligor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

(h)                 If a binding arbitration or final judgment or order renders that (i) any Obligor is in default of the SkyTel Sale Agreements that causes an order for the payment of greater than five hundred thousand ($500,000), or (ii) any Obligor must pay an indemnity claim of greater than five hundred thousand ($500,000) under the SkyTel Sale Agreements, and such claim shall remain undischarged for a period of thirty (30) days.

(i)                 Any Liens of Payee in any of the assets of Maker or its subsidiaries shall cease to be or shall not be valid and perfected Liens or the Maker or any subsidiary shall assert that such Liens are not valid and perfected Liens.

(j)                 The Maker or any of its subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing that it is generally unable to pay its debts as they become due.

(k)                 A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Maker or any of its subsidiaries in an involuntary case, (ii) appoints a Custodian of the Maker or any of its subsidiaries or (iii) orders the liquidation of the Maker or any of its subsidiaries.

Without limiting the above, the Maker acknowledges that payments (including but not limited to upon conversion of this Note) on the various scheduled due dates are of essence and that any failure to timely make any applicable payment of the principal or interest (within any permitted grace period) permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above.  Upon the occurrence and during the continuance of an event of default, the interest rate under this Note shall be increased to the lesser of (a) sixteen percent (16%) or (b) the highest lawful interest rate permitted by applicable law.  In the event that such event of default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of such event of default shall continue to apply to the extent relating to the days after the occurrence of such event of default through and including the date of cure of such event of default.

14.           Applicable Law; Forum.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.  EACH OF PAYEE AND MAKER CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE IN ANY OTHER COURT.  EACH OF THE PARTIES TO THIS AGREEMENT AGREES NOT TO ASSERT IN ANY ACTION OR PROCEEDING ARISING OUT OF RELATING TO THIS NOTE THAT THE VENUE IS IMPROPER, AND WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.

15.           Waivers.  The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other demands and notices of any kind in connection with the enforcement of this Note.  Any provision of this Note may be amended, waived or modified upon the written consent of Maker and Payee.  No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.

16.           Effect of Shareholder Vote.  No term of this Note shall be modified or voided as a result of any vote of the Company’s shareholders (or failure to obtain any such vote) unless the approval of the Company’s shareholders is required by state law to make such term of this Note effective.

17.           No Setoffs.  The Maker shall pay (and, if applicable, this Note shall automatically accrete in respect of) principal and interest under the Note without any deduction for any setoff or counterclaim.

18.           Costs of Collection.  If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorneys’ fees.

19.           Notices.  Whenever notice is required to be given under this Note, such notice shall be given in accordance with Section 7.7 of the Purchase Agreement.

20.           Transferability.  This Note shall be transferable by Payee.  Neither this Note, nor any obligations hereunder, shall be assignable by Maker without Payee’s express written consent.

21.           Inspection Rights.  The Holder and its representatives shall have the right, at any time during normal business hours, upon reasonable prior notice, to visit and inspect the properties of Maker and its corporate, financial and operating records, and make abstracts therefrom.

22.           Severability.  The invalidity, illegality or unenforceability of one or more of the provisions of this Note in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Note in such jurisdiction or the validity, legality or enforceability of this Note, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.  Payee does not agree or intend to contract for, charge, collect, take, reserve or receive any amount in the nature of interest or otherwise which would in any way or event (including demand, prepayment or acceleration) cause Payee to collect more on its loan that the maximum amount Payee would be permitted to charge or collect by federal law or the law of the State of Texas (as applicable).  Any such excess interest shall instead of anything to the contrary, be applied first to reduce the outstanding principal balance of this Note, and when the principal balance has been paid in full, be refunded to Maker.

23.           This Note is a replacement, consolidation, amendment and restatement of the amended and restated convertible promissory note by Maker to Payee dated March 12, 2007 in the original principal amount of $10,000,000 (the “Prior Note”) and IS NOT A NOVATION.  Maker shall also pay, and this Note shall also evidence, any and all unpaid interests on all outstanding principal pursuant to the Prior Note, and at the interest rate specified therein, for which this Note has been issued as replacement therefor.  Payee confirms that the representations and warranties made in Section 4 of the Purchase Agreement are true and correct as of the date hereof with respect to this Note and the securities underlying this Note.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the undersigned Obligors have hereunto affixed their signatures.

BELL INDUSTRIES, INC., a California corporation

By	/s/ Kevin Thimjon
Its	President & CEO

BELL INDUSTRIES, INC., a Minnesota corporation

By	/s/ Kevin Thimjon
Its	EVP & CEO